UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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May 18, 2021

Dear Ivy Asset Strategy Fund Shareholder:

We have sent you multiple communications regarding the Ivy Asset Strategy Fund Special Joint Meeting of Shareholders that is taking place on May 28, 2021 at 11:30 a.m., Central Time.  We are now less than 2% away from the threshold necessary to pass the two proposals: proposal 1 – to approve a new investment advisory agreement and proposal 2 – to permit your Fund’s investment advisor to recommend and hire sub advisors.

We are hoping for a strong voter turnout in the final week leading up to the May 28th meeting.  Please take a moment to sign, date and mail your proxy card in the enclosed postage-paid envelope, or vote by telephone or internet by following the instructions below.

While nearly half of your fellow Fund investors have voted, the proposals remain shy of the vote requirement. If you and your fellow shareholders vote, the Fund will achieve the necessary quorum to pass both proposals.

Please act now to ensure your signed and dated proxy card is received prior to the May 28th meeting or vote by internet or telephone and your vote will be received immediately.

If you have any questions or need assistance voting, please call our proxy solicitor, Di Costa Partners, toll free at 1-833-290-2605.

Thank you in advance for voting.

Joseph Kauten
Vice President

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